Exhibit 10.01

Asset Purchase Agreement

This Asset Purchase Agreement (the “Agreement”) is made  this 29th day of December 2009, by and between  Nutrition 21, Inc., a New York corporation, (“Nutrition 21”) ( the “Seller”)) and Nature’s Products, Inc.,  a Florida corporation (“Buyer”).

Whereas, Seller conduct a business that sells finished and packaged end-products to retailers for ultimate sale to end users without further fabrication or packaging (the “Business”)

WHEREAS, Nutrition 21 also conducts (i) a business that sells raw materials, formulations, compounds, blends, and bulk and other materials, whether or not encapsulated, to third party non-end users to be further fabricated, blended or packaged for ultimate sale to end users with or without prescriptions; and (ii) a “consumer business” which sells finished and packaged nutritional supplement end-products directly to end users by direct response under the name Iceland Health, neither of which businesses are included in the Business; and

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, certain of the properties, rights and assets used or held for use in connection with the Business.

Now therefore, in consideration of the mutual covenants and agreement herein contained, the parties hereto agree as follow:

ARTICLE 1
PURCHASE AND SALE OF ASSETS.

1.1          Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, and the performance by the parties hereto of their respective obligations hereunder, Seller agrees to sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to all assets of the Business wherever located, including the following rights, interests, properties and assets, but subject to the exclusions hereinafter expressly set forth:

(a)           All inventory owned by Seller as of the Closing Date relating to the Business and listed as “Included Inventory” in the Working Capital Adjustment Schedule that is Exhibit 1.5 attached hereto, and inclusive of all components, packaging materials and bulk utilized in the production of the Business, but exclusive, of Inventory listed in Exhibit 1.5 as “Excluded Inventory” (the inventory being sold hereunder being collectively referred to as the “Inventory”);Seller;

(b)           All accounts receivable exclusive, however, of accounts receivable listed on the Working Capital Adjustment Schedule that is an attachment to Exhibit 1.5 attached hereto(“Excluded Receivables”); the receivables being sold hereunder being collectively referred to as the “Receivables”);

(bb)    The contracts of Seller with third parties that are listed on Schedule 1.1(bb) attached hereto (the “Assigned Contracts”);

(c)           All Intellectual Property (as defined below) owned or utilized by Seller in the operation of the Business, all as set forth on Schedule 1.1(c) attached hereto.  For purposes hereof, the term “Intellectual Property” includes:  (i) all trade names and all trade logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively “Marks”); (ii) all copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, sales and marketing materials,  and all copyright registrations and applications (collectively, “Copyrights”); (iii) a patent license in the form of Exhibit 6.4(d) (the “Patent License”) in respect of certain patents and patent applications owned by Seller (collectively, “Patents”), it being understood that certain other Patents used in the Business that are not owned by Seller shall also be licensed to Buyer as provided elsewhere herein; (iv) all know-how, trade secrets, formulae, products under development, confidential or proprietary information, customer and supplier lists of the Business, (collectively, “Trade Secrets”); (v) all Internet web-sites and addresses (“IP Addresses”), all domain name registrations and reservations, web-site content and underlying software (collectively, “Websites”); and (vi) all goodwill, franchises, licenses, permits, consents, approvals, technical information, and claims of infringement against third parties (the “Rights”);

(d)           All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business assets associated therewith, including customer and supplier lists, sales and marketing materials including, without limitation, all commercials, film and statistical marketing reports and results, catalogs, proprietary information, and trade secrets related to the Business (Exhibit 1.1(d) contains a list of marketing materials of the Business that are not owned by the Seller);

(e)           All of the equipment used in the operation of the Business, including, without limitation, the items listed on Exhibit 1.1(e);

(f)           All of the Seller’s revenue producing contracts related to the Business, including, without limitation, those listed on Exhibit 1.1 (f); and

(g)           The telephone and facsimile numbers, e-mail addresses, restrictive covenants, licenses, computer software, customer lists, manufacturer, vendor and supplier lists, operating guides and manuals, financial and accounting records, creative materials, advertising and marketing  materials and data, promotional materials, studies, reports, correspondence and other similar documents and records.

The assets, properties and business of Seller being sold to and purchased by Buyer under and as identified in this Section 1.1 are referred to herein collectively as the “Assets.”

1.2          Excluded Assets.  In addition to the Excluded Inventory and the Excluded Receivables, there shall also be excluded from the Assets and retained by Seller (i) to the extent in existence on the Closing Date, cash, cash equivalents, (ii) barter agreements with Active International and Icon International, Inc.; (iii) deposits related to credit card processing; and (iv) all patents. All assets that are excluded from the Assets are collectively referred to as “Excluded Assets”).

1.3          Liabilities; Excluded Liabilities; Employees.

(a)          Assumption of Liabilities.  The Buyer shall assume (i) the Seller’s trade accounts payable for the Business as of the Closing, specifically excluding  payables which are subject to litigation against the Seller, (ii) present and future obligations of Seller under the Assigned Contracts, (iii) and any existing or future claims by retailers for returns and allowances, charge backs, "unsalables" and promotional allowances, or equivalent deductions or charges however called,  whether known on unknown and (iv) any future product liability claims in respect of any Product  sold by Buyer after Closing excluding sale of Seller’s existing Inventory sold and delivered to Buyer hereunder (collectively “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer does not and shall not accept or assume, and shall have no liability or responsibility for or with respect to any liability or obligation of the Seller (“Excluded Liabilities.”).  The term Excluded Liabilities means, except for the Assumed Liabilities, (i) any and all liabilities or obligations arising out of Seller’s ownership of the Assets or Seller’s operation of the Business; and (ii) any and all other obligations and liabilities of Seller of any nature whatsoever at any time existing, arising or asserted, whether, known, unknown, fixed, contingent or otherwise, including, without limitation, for vacation pay, sick pay and holiday pay with respect to the Employees (as defined below), patent claims against Seller related to the sale by Seller of any product  that is a combination of glucosamine and fish oil, and for any obligations, “earn-out” or notes of Seller associated with the Seller’s acquisition of the Business.

(b)          Excluded Liabilities.  It is expressly understood that, notwithstanding anything herein to the contrary, Buyer shall not assume, pay or be liable for any of the Excluded Liabilities, all of which shall be retained, and remain the responsibility and obligation of Seller.

(c)          Employees, Wages and Benefits.

Buyer shall have no obligation to offer employment to any persons who, as of the Closing Date, are employed in the operation of the Business or otherwise by Seller.  Buyer shall not be obligated under and hereby specifically disclaims any assumption of any liability with respect to any employee benefit plan policy, plant closing obligation, practice or agreement including but not limited to group health, post-retirement medical or life insurance benefits, severance benefits, qualified retirement plans, non-qualified plans to which Seller are parties or under which any of Seller’s employees or former employees is covered, all of which are included in Excluded Liabilities.

1.4          The Closing.  The transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 2:00 p.m., local time, at the offices of Buyer’s counsel, on December 29, 2009 (the “Closing Date”) or at such other time as shall be agreed by Seller and Buyer.

1.5          Purchase Price  In consideration of the sale by the Seller to Buyer of the Assets, and subject to the satisfaction of the terms and conditions contained herein, Buyer shall pay Seller $1,000,000, plus or minus any adjustment to be made at Closing in accordance with Exhibit 1.5 hereto (the “Purchase Price”), which Purchase Price is payable by wire transfer on the Closing Date.

1.6          Debt Satisfaction.  With respect to the following matters (the “Debt”), on or before the Closing:

(a)           Except for the Assumed Liabilities, all secured and unsecured liabilities and obligations of Seller affecting the Assets or the Business shall have been fully satisfied, paid and extinguished by Seller and Seller shall have provided to Buyer satisfactory evidence thereof (with the exception of the “earn-out” or notes of Seller associated with the Seller’s acquisition of the Business, trade payables that are the subject of litigation or good faith dispute, and other liabilities and obligations not to exceed $25,000);

(b)           Seller shall have fully satisfied all Taxes accrued and due and payable by Seller that affect the Assets or the Business;

(c)           Seller shall have provided to Buyer satisfactory evidence that any and all Liens affecting the Assets and Business have been released, terminated and extinguished on or before the Closing Date. No advertising obligation shall be due in connection with the telephone numbers or web addresses of the Business.

1.7          Purchase Price Allocation.  The Buyer and Seller agree that the Buyer shall supply to the Seller the allocation of the Purchase Price within 30 days of Closing.  Such allocation shall be binding upon Buyer and Seller for all purposes.  Buyer and Seller each further agree to file their Federal income tax returns and other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Code.

1.8          Further Assurances.  Seller from time to time after the Closing at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens (as defined hereinafter).

1.9           Sales and Transfer Taxes.  All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties, (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Seller, and Seller shall promptly reimburse Buyer for the payment of any such tax, fee or duty which Buyer is required to make under applicable law.

1.10 Access to Original Records.

After the Closing, at reasonable times and on reasonable notice, Seller shall have access to the books and records pertaining to operations of the Business prior to the Closing, and Buyer shall retain such books and records, for a period of three years after the Closing, and prior to disposing of such records shall offer to deliver them to Seller.

1.11 Matters Relating to Excluded Receivables

Seller agree that until the 180th day after the Closing they will not contact any obligor to collect an Excluded Receivable, and Buyer shall forward to Seller all payments received thereon. Should Buyer generate any new receivables after the Closing from any obligor, payments from that obligor shall be applied to receivables from that obligor based on the indication of the obligor on or accompanying the payment.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement, Seller hereby makes the following representations and warranties to Buyer subject to exceptions that are fully disclosed on schedules attached hereto (collectively, the “Schedules”).  For the purposes of this Agreement, a “Material Adverse Effect” means an unfavorable or harmful effect upon the assets, properties, business prospects, condition (financial or other) or results of operations of the Business which is material in magnitude, nature or other respects.

2.1           Organization; Subsidiaries.  Seller is duly qualified to do business in the State of New York.  Seller has the full power and authority, corporate or otherwise, to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Seller does not own any equitable or ownership interest in any other business.  Seller is not required to be authorized to do business in any State other than New York, Ohio, Maine, Indiana and Pennsylvania, except to the extent that the failure to qualify will not materially affect Seller or the Business.

2.2           Required Action.  All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been, or by the Closing will have been, duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the “Seller Document(s)”) has been, or by the Closing will have been, duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller is required in connection therewith.  Seller has full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby.  This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its respective terms.

2.3           No Conflicts.  The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of its Certificate of Incorporation, as amended to date, or the bylaws or any agreement among shareholders , (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which it is a party or by which it  or the Assets are bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, or the Assets, (iv) require Seller  to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, or (v) result in the creation or imposition of any and all mortgages, pledges, security interests, claims, charges, liens, assessments, restrictions on or conditions to transfer or assignment and encumbrances or restrictions of any kind whatsoever (individually, a “Lien” and collectively, “Liens”) on any of the Assets.  The signatories who execute this Agreement and the other Seller Documents contemplated hereby on behalf of Seller have and shall have all requisite power to do so in the name of and on behalf of Seller.

2.4           Taxes.  Seller has properly filed all federal, state and local tax returns and estimates required to be filed by the Seller for any and all federal, state, foreign, or local income, property, sales, use ad valorem, license, business, excise, franchise, employment, withholding, worker’s compensation or other taxes, fees or assessments (together with interest additions and penalties) (the “Taxes”).  All Taxes which are due and payable by the Seller, or which will become due and payable by the Seller prior to or after the Closing Date, have been, or will be, paid in full in a timely manner.  No issues have been raised in writing by, and are currently pending with, any taxing authority in connection with any such returns.  Seller have never been part of an “affiliated group” or a party to an allocation or sharing agreement for Tax purposes.

2.5           Compliance with Laws.  Seller have operated the Business, and presently Seller’s operation of the Business is, in compliance in all material respects with, and Seller are responsible for no act or omission which reasonably could be expected to result in material liability under, any and all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (collectively, “Laws”), and Seller has not received notices of violations or alleged violations of any such Laws.  Seller has not received any information to indicate that any of its policies or practices are being audited or investigated by any government.  Seller are not bound by any order, decree or judgment or similar administrative government arrangement which may have a Material Adverse Effect.

2.6           Contracts.  Schedule 2.6 attached hereto contains a true, correct and complete list of all  leases, contracts, agreements and arrangements, whether oral or written, (the “Contracts”) (and a description of each oral Contract, if any), and Seller has provided Buyer with true and complete copies of all written Contracts related to the Business.  Neither the Seller nor, to the knowledge of the Seller,  any other party is in default or in arrears in performance under any Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted by any party under any Contract.  Seller has not received notice of, and Seller has no knowledge of, any fact which would result in a termination, repudiation or breach of any Contract.  Seller has not entered into any other agreement or arrangement with any other party with respect to the sale, transfer or any other disposition of the Business or the Assets, in whole or in part.  Seller is not subject to or bound by any agreement which may have a Material Adverse Effect.

2.7           Title.  Seller has good and marketable title to all of the Assets free and clear of all Liens.  Except for the Excluded Assets, the Assets include all of the assets and properties (i) held for use by Seller to conduct the Business as presently conducted; (ii) necessary for Buyer to operate the Business in the same manner as such business is currently operated by Seller; and all data related to the Business that is housed with or serviced by a third party vendor.  All of the tangible Assets have been well maintained and are in good condition, and comply in all material respects with applicable laws, ordinances and regulations. Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, building or use restriction, servitude, conditional sales agreement, right of first option, right of first refusal or similar restriction, encumbrance or right of third parties, whether voluntarily or by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

2.8           No Litigation.  Seller is not involved in nor, to the knowledge of Seller, is Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the Business or any Asset or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.  Seller has not been operating the Business under, and the Business is not subject to, any order, injunction or decree of any federal, state or municipal court or other governmental agency.

2.9           Employee; Labor Matters.  Seller is not delinquent in payment to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  Neither the termination of the employment of any of said employees, nor the consummation of the transactions contemplated hereby will result in any liability to any of said employees for any bonus, accrued sick, vacation or holiday severance or other compensation payments.  There are no charges of employment discrimination or unfair labor practices threatened against or involving Seller.  No collective bargaining agreement exists and no question concerning representation exists, respecting any group of employees of Seller.

2.10        Financial Statements.  Included in Schedule 2.10 attached hereto are copies of the: (1) unaudited balance sheet of Seller as of September 30, 2009 (the “Base Balance Sheet”), (2) the unaudited statement of income and expense and statement of retained earnings of Seller for the period July 1 to September 30, 2009, (3) the audited Comparative Balance Sheet of Seller as of June 30 of 2007 and 2008, (collectively the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP and Seller’s historical accounting practices during the periods covered thereby, and present fairly and accurately the financial condition of the Business, as combined with the business described in clause (ii) of the second Whereas clause at the head of this Agreement, at the dates of said balance sheets and the results of operations of the Business as so combined for the periods covered by such Statements of Income and Expenses.   Seller had no liabilities or obligations of any kind with respect to the Business, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), that are not disclosed and adequately reserved against on the Base Balance Sheet, except that the representation as to  any future claims by retailers for returns and allowances, charge backs, "unsalables" and promotional allowances, or equivalent deductions or charges however called related to the sale of Products by Seller, is made only to the knowledge of Seller.

2.11        Business Since the Base Balance Sheet Date.  Since the Base Balance Sheet Date, there has been no material adverse change, material obligation in liability incurred by Seller or with respect to the Business or the Assets, operations or financial condition of the Business; and the Business has been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the date of the Base Balance Sheet.

2.12         Approvals; Consents.  No approval, consent, authorization permit, license or exemption from or filing with any government agency or any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

2.13        Customers and Suppliers; Warranties.  Seller’s relations with its customers and suppliers are good and there are not pending or, to Seller’s knowledge, threatened claims or controversies with any customer or suppliers that are material to the Assets or the Business or reasonably can be deemed to pose a risk of resulting in a Material Adverse Effect.  The products of the Business have the warranties listed on Schedule 2.13 hereto. Also set forth on Schedule 2.13 hereto is, to the best knowledge of Seller, a list of existing or future claims by retailers for returns and allowances, charge backs, "unsalables" and promotional allowances, or equivalent deductions or charges of any nature.

2.14        Inventory.  The Inventory is merchantable and fit for the purpose for which it was procured or manufactured and none of which is damaged, or defective. No material supplier of the Seller has indicated any intention to not continue its business relations with Seller or Buyer as a result of the transaction contemplated hereby or otherwise.

2.15        Brokers.  Other than Nature’s Equity, LLC, Seller has not retained, nor are Seller aware of, any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby. The fee of Nature’s Equity is the sole responsibility of the Seller.

2.16        Intellectual Property.

(a)           Identity of Intellectual Property. Schedule 1.1(c) attached hereto sets forth all Intellectual Property of Seller which is or has been utilized in the operation of the Business.

(b)           Title to Intellectual Property.  Seller has exclusive ownership of, and have good, valid and marketable title or interest as a licensee in and to, all of the Intellectual Property, free and clear of any Liens, and have the right to use, license, transfer, distribute and bring infringement actions with respect to all of the Intellectual Property without payment to any third party.  Seller has not licensed or granted any rights in the Intellectual Property and Seller’s rights in all of such Intellectual Property are freely transferable.  There are no claims or demands pending or, to the knowledge of Seller, threatened by any other person pertaining to any of such Intellectual Property and no proceedings have been instituted or are pending or, to the knowledge of Seller, threatened against Seller and/or its officers, employees and consultants which challenge the validity and enforceability of Seller’s rights in respect of the Intellectual Property.  The use of the Intellectual Property in the Business has not infringed and currently does not infringe (and, following Closing, Buyer will be able to continue to use the Intellectual Property in the same manner as heretofore used by Seller without infringing) on the proprietary rights of any third party, and Seller has not received any notice or allegation of infringement.  The Patents, Marks and Copyrights are currently in compliance with formal legal requirements (including without limitations payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees, taxes or actions falling due within ninety (90) days after the Closing Date.  In each case where a Patent, Mark or Copyright is held by Seller by assignment, the assignment has been duly recorded with the appropriate governmental authority and all other jurisdictions of registration.  No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding.  There is no potentially interfering Patent of any third party.  Any products made, used or sold under the Patents have been marked with the proper patent notice.  No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of Seller, no such actions are threatened with respect to any of the Marks.  All products and materials containing a Mark bear the proper notice where permitted by law.  All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

2.17        Absence of Certain Business Practices.   Neither Seller nor any present officer, employee or agent of Seller nor any other person or entity acting on their behalf, including to the best knowledge of the Seller any past officer of the Seller, has, directly or indirectly, during the ownership of the Business or Assets given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) which (a) if not given in the past, might have had a material and adverse effect on the assets, business or operations of the Seller as reflected in the Financial Statements, or (b) if not continued in the future, might materially and adversely affect the Seller’s assets, business, operations or prospects or which might subject Seller  to suit or penalty in any private or governmental litigation or proceedings.

2.18        Disclosure   The representations, warranties and statements contained in this Agreement and in the certificates, exhibits, and Schedules delivered by Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not materially misleading in light of the circumstances under which they were made.  There are no facts known to Seller about the Business or Assets which presently or would in the future have a Material Adverse Effect which have not been specifically disclosed herein or in a Schedule furnished.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER.

As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

3.1           Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

3.2           Required Actions.  All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the “Buyer Documents”) has been, or by the Closing Date will have been, duly and validly authorized, executed and delivered by Buyer.  Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby.  This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with its respective terms.

3.3           No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Articles of Incorporation of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach or, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party of by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.  The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

3.4          No Litigation.

Buyer is not now involved in nor, to the knowledge of Buyer, is Buyer threatened to be involved in any litigation or legal or other proceedings which would prevent or hinder the consummation of the transactions contemplated by this Agreement.  Buyer is not operating under and is not subject to, any order, injunction or decree of any federal, state or municipal court or other governmental agency.

3.5          Brokers.

Buyer has not retained, nor is Buyer aware of, any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

3.6          Disclosure.

The representations, warranties and statements contained in this Agreement and in the certificates, exhibits, and Schedules delivered by Buyer to Seller pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not materially misleading in light of the circumstances under which they were made.

ARTICLE 4
COVENANTS OF SELLER.

Seller covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the Closing (and thereafter, as specified below), Seller shall comply with the following provisions.

4.1          Access to Premises and Records.  Commencing on the date hereof and thereafter prior to the Closing, Seller (a) shall give Buyer and its representatives, free access to Seller’s employees and other representatives (including accountants and other professional consultants)  and,  (b)  shall give Buyer and its representatives, free access to the properties, books and records of Seller, the Business and with respect to the Assets, and (c) will furnish to Buyer and its representatives such information regarding Seller, the Business and the Assets as Buyer or its representatives may from time to time reasonably request in order that Buyer may have full opportunity to make a diligent investigation.

4.2          Continuity and Maintenance of Operations of the Business.  Except as to actions which Buyer has been advised and to which Buyer has consented to in writing, and except as specifically permitted or required by this Agreement, Seller shall (a) operate the Business in the ordinary course consistent with past practices, use its commercially reasonable efforts to keep available the services of the employees who are involved in the operation of the Business, and use best efforts to preserve any beneficial business relationships with customers, suppliers and others having business dealings with Seller relating to the Business, (b) use and operate the Assets in a manner consistent with past practice and maintain the Assets in good operating condition, ordinary wear and tear excepted; and (c) refrain from taking or allowing to be taken any action which would interfere with consummation of the transactions contemplated hereunder or which would diminish the value of the Assets or the Business.

4.3          Consents.  Prior to Closing, Seller shall obtain, as soon as practicable and at their expense, the consent of all third parties required to transfer the Assets to Buyer.  Such consents shall be in form and substance reasonably satisfactory to Buyer.

4.4           Notification of Certain Matters.  Seller shall promptly notify Buyer of (i) any fact, event, circumstances or action the existence or occurrence of which would cause any of Seller’s representations or warranties under this Agreement, or the disclosures in any Schedules or exhibits attached hereto, not to be true in any material respect, (or if it had existed or occurred prior to the date of this Agreement, would have caused the same not to be true in any material respect); (ii) any failure on Seller’s part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;  (iii) anything which, if not corrected prior to the Closing Date, would prevent Seller from fulfilling any condition to Closing described in ARTICLE 6 hereof; and (iv) any planned material changes, including, without limitation, any increase in customary levels of inventory. Should Buyer proceed to Closing despite the matters disclosed in such notice, Seller shall not be obligated to indemnify Buyer therefor.

4.5           No Solicitation.  Until the earlier of the Closing and the termination of this Agreement as provided herein, Seller shall refrain, and Seller shall cause its officers, employees, stockholders, directors, agents and representatives and all other employees who perform services with respect to the operation of the Business to refrain, from soliciting or engaging in any discussions with any person relating to the possible sale of the Assets or Business (or any material portion thereof) or the capital stock of Seller or the merger, consolidation or joint venture of Seller or the Business.  During the period aforesaid, Seller shall promptly inform Buyer of any inquiries or proposals regarding the same and shall provide all pertinent documentation related thereto.

4.6           Cooperation.  Seller shall use its best efforts to take all steps necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby and shall cooperate with all requests of Buyer and its counsel in connection with Buyer’s due diligence investigation of the Business and Assets.

ARTICLE 5
COVENANTS OF BUYER.

Buyer covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the Closing, Buyer shall:

5.1          Cooperation.  Buyer shall use its reasonable best efforts to take all steps necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

5.2          Notification of Certain Matters

  Buyer shall promptly notify Seller of (i) any fact, event, circumstances or action the existence or occurrence of which would cause any of Buyer’s representations or warranties under this Agreement not to be true in any material respect, (or if it had existed or occurred prior to the date of this Agreement, would have caused the same not to be true in any material respect); (ii) any failure on Buyer’s part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) anything which, if not corrected prior to the Closing Date, would prevent Buyer from fulfilling any condition to Closing described in ARTICLE 7 hereof.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION OF BUYER.

Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

6.1          Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time and the representations and warranties of Seller contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

6.2          Performance of Agreements and Deliveries.  Seller shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

(a)           A certificate, dated the Closing Date, from the President of IH and Nutrition 21 to the effect that the conditions set forth in this ARTICLE 6 have been satisfied and Seller have performed all covenants which it is obligated to perform prior to Closing;

(b)           A certificate, dated the Closing Date, from the Secretary of IH and Nutrition 21 as to the good standing of the Seller, and the authority and the incumbency of all officers executing the Seller Documents on behalf of Seller;

(c)           an opinion of Folger & Folger, dated the Closing Date, in the form reasonably acceptable to the Buyer;

(d)           Buyer and Seller shall have executed a Noncompetition Agreement in a form reasonably acceptable to Buyer, which shall include a restriction period of four years, and Buyer shall have been assigned certain non-competition and confidentiality agreements between the Seller and each of Mark Stenberg and Arnold Blair;

(e)           A long form Certificate of Good Standing for each of IH and Nutrition 21 issued by the state of their formation dated no earlier than 15 days prior to Closing;

(f)            An Escrow Agreement in a form acceptable to Buyer providing for the escrow of $100,000.001  in respect of any future claim (an “Escrow Claim”) by the holder of Patent 5,843,919 on glucosamine and fish oil combinations (the “ Subject Patent”) that Buyer is liable to the holder of the Subject Patent because Seller infringed the Subject Patent prior to the Closing. Each of Buyer and Seller agree to instruct the escrow agent in writing (with a copy of the other party) to promptly release: (a) to Buyer all amounts necessary to satisfy Seller’s indemnification to Buyer in respect of any Escrow Claim; and (b) to Seller all amounts remaining in escrow after any Escrow Claim (i) has been settled by agreement with the holder of the Subject Patent, or (ii) has been determined by the final and non-appealable judgment of a court. The Escrow Agreement shall also direct the escrow agent to release to Seller all amounts that remain in escrow on the second anniversary of the Closing. The escrow is not available to fund any other claim or claims by Buyer against Seller, whether for indemnification under this Agreement or otherwise. Regardless of any such other claim or claims, amounts shall be released from escrow as provided above and only as provided above, and Buyer shall be entitled to proceed against Seller for such other claim or claims only by separate action as if there were no amounts in escrow;

(g)           An Assignment and Assumption Agreement in a form acceptable to Buyer and Seller; and

(h)           Such other certificates, instruments, actions and deliveries reasonably requested by Buyer.

[1]
The $100,000 escrow is in respect of Escrow Claims under this Agreement as well as the asset purchase agreement related to the transaction referenced in Sections 6.8 and 7.5 hereof. The total escrow amount is $100,000.00 and is to be available with respect to an Escrow Claim arising under either such transaction in accordance with this Section 6.2(f) or the like section in such other asset purchase agreement. The funds will be held in escrow pursuant to a single Escrow Agreement.

6.3          No Material Adverse Effect.  None of the Schedules, documents or other information to be furnished by Seller to Buyer pursuant to this Agreement, shall disclose any fact, circumstance or matter, or any change in or development in connection with any matter, which has, or could reasonably be expected to have, a Material Adverse Effect on the Assets or on the Business; and there shall have been no other changes or developments affecting either the Assets or the Business since the Base Balance Sheet Date which have, or could reasonably be expected to have, a Material Adverse Effect on the Assets or the Business.

6.4          Asset Transfer.  Seller shall have delivered to Buyer the following instruments of transfer and assignment in accordance with the provisions hereof, transferring to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens:

(a)           A Bill of Sale in a form reasonably acceptable to Buyer;

(b)           Assignments of Intellectual Property in forms reasonably acceptable to Buyer;

(c)           An Agreement to Assign Internet Domain Names and InterNic addresses in a form reasonably acceptable to Buyer;

(d)           Patent licenses under patents owned by Seller in forms reasonably acceptable to Buyer and a patent sublicense under patent owned by McLeod Discoveries, LLC, in forms reasonably acceptable to Buyer (the “McLeod License”);

(e)           Seller’s files and records relating to the Assets;

(f)            Delivery of an executed Supply Agreement in a form acceptable to the parties;

(g)           Delivery of an executed Assignment and Assumption Agreement in a form acceptable to the parties; and

(h)           Such other instruments of transfer reasonably requested by Buyer.

6.5          Approval of Management.  The Buyer shall have received the approval of the transaction contemplated hereby by its managing members, and if applicable, its Board of Directors.

6.6          Release of Liens.  At or prior to the Closing, Seller shall have obtained and delivered to Buyer instruments releasing any and all Liens on the Assets.

6.7          Debt Satisfaction.  All Debt related to the Assets and Business shall have been satisfied, terminated, released or extinguished to the extent required by Section 1.6 hereof.

6.8          Completion of Other Transaction.  Buyer and Nutrition 21 shall have completed a separate transaction related to the business of Nutrition 21 that sells finished and packaged end-products to retailers for ultimate sale to end users without further fabrication or packaging

6.9          Transition Plan.  Buyer and Seller shall enter into a Transitional Services Agreement in a form reasonably acceptable to the parties  to facilitate the transfer of the Business and the Assets to Buyer, including agreed terms as to the transition of Seller’s customers, invoicing, Assumed Liabilities and accounts receivable.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by Seller in writing:

7.1          Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time, and the representations and warranties of Buyer contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

7.2          Performance of Agreement and Deliveries.  Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement to be performed or complied with by Buyer prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

(a)           The tendering of the Purchase Price pursuant to Section 1.5 hereof pending satisfaction of all the conditions set forth in ARTICLE 6 hereof;

(b)           A certificate, dated the Closing Date, from a managing member or the President of Buyer to the effect that the conditions set forth in this ARTICLE 7 have been satisfied and Buyer has performed all covenants which it is obligated to perform prior to Closing;

(c)           A certificate, dated the Closing Date, from a managing member or from Buyer’s Secretary as to the authority and the incumbency of all those executing the Buyer Documents on behalf of Buyer; and

(d)           A Certificate of Good Standing for Buyer issued by the Secretary of State of the State of Delaware dated no earlier than ten days prior to Closing.

(e)           An opinion of Genovese Joblove & Battista, P.A., dated the Closing Date, in a form reasonably acceptable to the Seller;

(f)            Delivery of an executed Transitional Services Agreement in a form acceptable to the parties to facilitate the transfer of the Business and the Assets to Buyer, including agreed terms as to the transition of Seller’s customers, invoicing, Assumed Liabilities and accounts receivable;

(g)           Delivery of an executed Supply Agreement in a form acceptable to the parties;

(h)           Delivery of an executed Assignment and Assumption Agreement in a form acceptable to the parties; and

 (i)            Such other instruments of transfer reasonably requested by Seller.

7.3          Minimum Purchase Price

The Purchase Price as adjusted shall not be less than $ 2.2 million.

7.4          Fairness Opinion

Seller shall have received a fairness opinion that the Purchase Price is fair and reasonable.

7.5          Completion of Other Transaction.  Buyer and Nutrition 21 shall have completed a separate transaction related to the business of Nutrition 21 that sells finished and packaged end-products to retailers for ultimate sale to end users without further fabrication or packaging

ARTICLE 8
TERMINATION.

8.1          Events of Termination.  This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing:

(a)          By the mutual written consent of Buyer and Seller.

(b)          By Seller, if it is not in breach or default hereunder and any of the following occurs and, in Seller’s reasonable assessment, results in a material impairment of Buyer’s ability to close as contemplated hereunder;

(1)           if any representation or warranty of Buyer made herein is untrue in any material respect (and, if the false nature of the representation or warranty was unintentional, such breach is not cured within ten (10) days of Buyer’s receipt of a notice from Seller that such breach exists or has occurred);

(2)           if Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of Buyer’s receipt of a notice from Seller that such default exists or has occurred; and

(3)           if the conditions to Seller’s obligations to consummate the Closing as set forth in ARTICLE 7 hereof cannot reasonably be satisfied or performed on or before the Closing Date (unless such failure of satisfaction, non-compliance or non-performance is the result, directly or indirectly, of any action or failure to act on the part of Seller).

(c)          By Buyer, if it is not in breach or default hereunder and any of the following occurs and, in Buyer’s reasonable assessment, results in a material impairment of Seller’s ability to close as contemplated hereunder:

(1)           if any representation or warranty of Seller made herein is untrue in any material respect (and, if the false nature of the representation or warranty was unintentional, such breach is not cured within ten (10) days of Seller’s receipt of a notice from Buyer that such breach exists or has occurred);

(2)           if Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within ten (10) days of Seller’s receipt of a notice from Buyer that such default exists or has occurred; or

(3)           if the conditions to Buyer’s obligations to consummate the Closing as set forth in ARTICLE 6 hereof cannot reasonably be satisfied or performed on or before the Closing Date (unless such failure of satisfaction, non-compliance or non-performance is the result directly or indirectly of any action or failure to act on the part of Buyer).

8.2          Manner of Exercise.  In the event of the termination of this Agreement by either Buyer or Seller pursuant to Section 8.1 hereof, notice thereof shall forthwith be given to the other party in accordance with the provisions set forth in ARTICLE 11 hereof and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller, except as otherwise expressly provided herein.

8.3          Termination by Seller Seller may terminate this Agreement by notice to Buyer if Seller receives a proposal from a third party to acquire the Business on terms and conditions which are more favorable to Seller than the transaction contemplated by this Agreement. If this Agreement is terminated as provided in this Section, Seller shall within 30 days thereafter pay to Buyer a $75,000 termination fee.

ARTICLE 9
POST-CLOSING COVENANTS; SURVIVAL.

9.1          Use of Trade Names.  After the Closing, neither Seller, nor any person controlling, controlled by or under common control with Seller, will for any reason, directly or indirectly, for itself or any other person, (a) use the Marks (or any other name which is a variation thereof or otherwise confusingly similar therewith) or any other names which are currently used by Seller in conjunction with the Business, or (b) use or disclose any trade secrets, confidential information, know-how, proprietary information or other Intellectual Property of Seller transferred pursuant to this Agreement.

9.2          Post-Closing Transitional Matters.  Following the Closing, without any compensation or further consideration payable by Buyer, Seller shall respond positively to inquiries of customers and suppliers regarding the transaction contemplated hereby.

9.3          Survival.  All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any Schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto shall be deemed to have been relied upon by the parties and shall survive the Closing for a period of two (2) years except that (i)  the representations and warranties of Seller with respect to Taxes shall survive Closing until the expiration of the applicable tax statutes of limitation plus a period of sixty (60) days; and (ii) in the case of all representations and warranties made by Seller herein with respect to title (including, without limitation, those set forth in Sections 2.7 and 2.18(b) shall survive Closing for a period consistent with the applicable statute of limitations relating to any claims which may arise from such representations and warranties.

9.4          Seller’s Obligations.  Following Closing, Seller shall make full and timely payment when due of all amounts that are not Assumed Liabilities, and satisfaction of all other obligations that are not Assumed Liabilities, including, without limitation, the Excluded Liabilities, owed by Seller to third parties, which obligations affect the Assets or the Business and are not subject to a good faith dispute.

9.5          Confidential Information and Cooperation.  Seller acknowledges that all confidential information relating to Buyer and the Business, including without limitation (a) trade secrets and intellectual property, (b) information concerning services and products and the development, manufacturing, marketing, distribution and pricing of services and products, (c) information concerning customers, customer lists and suppliers and (d) credit and financial data  and (d) all of the Assets (as defined herein) (collectively, the “Proprietary Information”), are valuable, special and unique assets of the Buyer, access to and knowledge of which have been gained by Seller.  Seller further agree that all Proprietary Information shall be considered confidential information and that from and after the date hereof, except as required by law, Seller will (x) not disclose, at any time, any of such Proprietary Information to any person or entity for any reason or purpose whatsoever, (y) not make use of any Proprietary Information for Seller’s own purposes or for the benefit of any person other than Buyer, and (z) from and after the Closing, Seller will surrender immediately to Buyer all Proprietary Information existing in tangible form (whether in print, photos, audio or video tape, computer disk or memory, or otherwise) which is in the possession or control of Seller.

9.6          Buyer Cooperation as to Sales Data.          (a) Not later than 60 days after the end of each Accounting Period, Buyer will provide a Net Sales Report to Seller for such Accounting Period for Products sold by Buyer Entities that are Eligible Products.  Buyer shall from time to time at the request of Stockholders give to Stockholders and their representatives access to the records of Buyer relating to the Reports. The obligations of Nutrition 21 to pay amounts to Stockholders under the Merger Agreement are Excluded Liabilities within the meaning of this Agreement. Seller shall immediately notify Buyer when the Nutrition 21 Section 5 Obligation has been terminated. The following definitions shall apply to defined terms contained in this Section 9.6 that are not otherwise defined herein:

The “Merger Agreement” means an Amended and Restated Merger Agreement dated as of August 25, 2006 by and among Nutrition 21, Inc., Arnold Blair, Mark Stenberg and certain other parties

The “Stockholders” means Arnold Blair and Mark Stenberg.

“Net Sales” means gross sales less allowances, returns, volume discounts, pricing discounts, guaranteed returns, freight, taxes, returns, cash discounts, and other sales deductions. Except as aforesaid, Net Sales are computed on an accrual basis in accordance with GAAP.

“Eligible Products” means any products that are sold under the Iceland Health trademark or that contain fish oil or omega 3.

“Buyer Entities” means Buyer or its affiliates and its direct or indirect assignees, licensees or sublicensees.

An “Accounting Period” means each of the successive three-month periods (i) beginning from August to 27 through November 26, from November 27 through February 26, from February 27 through May 26, and from May 27 through August 26 and so on, through and including the three-month period in which Seller’s obligations to make certain reports and payments under Section 5 of the Merger Agreement shall have terminated by its terms (the “Nutrition 21 Section 5 Obligation”).

A “Net Sales Report” for an Accounting Period means a reasonably detailed report by Buyer’s VP of Finance on the volume of Net Sales during such Period. No Net Sales Report shall contain pricing information or the identity of customers.

(b)           Buyer shall furnish to Seller such reports as are necessary for Seller to fulfill its requirements as licensee under the McLeod License; such reports shall be issued by Buyer to Seller within 45 days after the beginning of each calendar quarter commencing with the second calendar quarter of 2010. Buyer shall have no financial obligations related to the McLeod License.

ARTICLE 10
INDEMNIFICATION.

10.1        Indemnification by Seller.  Seller hereby agrees to indemnify, defend and hold harmless Buyer, its affiliates and its and their respective directors, officers, stockholders, partners, members, employees, and agents (individually, a “Buyer Indemnified Party” and collectively, “Buyer Indemnified Parties”), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursement and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with:  (i) any breach of any representation or warranty made by Seller in this Agreement or in any Schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered by or binding upon Seller pursuant to this Agreement; (iii) any claim made by any person or entity to the extent the same arises out of or relates to the operation of the Assets or the Business and in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the Closing Date (other than events, acts, omissions, conditions or any other state of facts with respect to which Buyer has specifically agreed to be responsible and has been provided specific written notice by way of a Schedule attached hereto; (iv) any claim which arises in connection with any liability or obligation of Seller that is not an Assumed Liability; (v) any of the Excluded Liabilities; and (vi) the sales of inventory by Seller and its affiliate, Iceland Health, LLC, to the customer identified as NIN1000, as set forth on Exhibit 10.1 hereto. The sum of all amounts  paid by Seller to Buyer pursuant to this Section 10.1 shall not exceed $1.0 million.

10.2        Indemnification by Buyer.  Buyer agrees to indemnify, defend and hold harmless, Seller and its officers, directors, stockholders, employees and agents (individually, a “Seller Indemnified Party” and collectively, “Seller Indemnified Parties”) at all times against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants), of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with:  (i) any breach of any representation or warranty made by Buyer in this Agreement or in any Schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement or in any Schedule, exhibit, certificate, agreement or other instrument delivered by or binding upon Buyer pursuant to this Agreement; and (iii) any claim made against Seller to the extent the same relates to, results from or arises out of Buyer’s operation of the Assets or the Business from and after the Closing Date except as may otherwise expressly be made the obligation of Seller pursuant to this Agreement.

10.3        Indemnification Claims. All indemnification claims must be made in writing prior to the second anniversary of the Closing Date, and shall otherwise expire.  No indemnification shall be payable to a Buyer Indemnified Party or a Seller Indemnified Party, under Section 10.1 or Section 10.2, respectively, with respect to any claim unless and until the total of all claims for indemnification against the Buyer or the Seller, as the case may be, shall exceed $25,000 in the aggregate, at which time all claims arising pursuant to Section 10.1 or 10.2, as the case may be, shall be payable.

10.4       Procedure for Indemnification.  The following shall apply with respect to all Claims by an indemnitee for indemnification (“Claims”) pursuant to this Article 10:

a.           The indemnitee shall give the indemnitor prompt notice (the “Indemnification Notice”) of any Claim or potential liability, or of the commencement by any third party of any action or proceeding, with respect to which such indemnitee seeks indemnification; provided, however, that the failure of the indemnitee to give the Indemnification Notice to the indemnitor with respect to any Claim shall not impair any of the rights or benefits of such indemnitee, except to the extent that such failure materially and adversely affects the ability of the indemnitor to defend such Claim or increases the amount of such liability.  The Indemnification Notice shall describe the Claim in reasonable detail.

b.           The indemnitor shall have the right to control the defense of any Claim at its own expense and by its own counsel.  The indemnitee shall have the right to participate therein, and shall have the right to employ its own counsel which shall be at its sole expense unless the indemnitee shall reasonably conclude, based upon an opinion of its counsel, that (i) there is a conflict of interest between the indemnitor and the indemnitee in the conduct of the defense of such Claim or (ii) there are specific defenses available to the indemnitee which are different from or additional to those available to the indemnitor which may create a conflict of interest such that it would be inappropriate for counsel to the indemnitor to represent the indemnitee, in which event, the indemnitor shall pay the reasonable fees and disbursements of counsel to each of the indemnitor and the indemnitee; provided, however, that the indemnitor shall not be responsible for the fees of more than one counsel for all indemnitees.

c.           Notwithstanding the foregoing, neither the indemnitor nor the indemnitee may settle or compromise any Claim (provided, however, that either Indemnitor may do so if the sole relief payable to a third party in respect of such Claim is monetary damages that are paid in full by the Party settling or compromising such claim, the settlement includes as an unconditional term thereof the release by the claimant or the plaintiff if the indemnitee and its Affiliates from all liability in respect of such claim and the settlement shall not require an admission of liability and shall otherwise be confidential) over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

d.           The indemnitee shall cooperate at the expense of the indemnitor in the defense of any Claim and shall make available to the indemnitor any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

10.5       Survival. If any claim for indemnification has been previously asserted by a party to this Agreement and is still pending at the expiration of survival period set forth herein, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

ARTICLE 11
NOTICES.

All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered by hand or by an overnight courier service, or mailed, postage prepaid, by first class United States mail, certified return receipt requested, or transmitted by facsimile (with transmission acknowledgment received, provided written notice delivered by any of the other means of delivery specified in this ARTICLE 11 follows such facsimile), as follows:

If to Buyer:	Nature’s Products, Inc.
1301 Sawgrass Corporate Parkway
Sunrise, Florida 33323-2813
Facsimile: (954) 233-1664
Attention: Jose Minski, President

With a copy to:

Mark S. Feluren
Genovese Joblove & Battista, P.A.200 E. Broward Boulevard, Suite 1110
Fort Lauderdale, FL 33301
Facsimile: (954) 453-8010

If to Seller:	Chief Executive Officer
Nutrition 21, Inc.
4 Manhattanville Road
Purchase, NY 10577

With a copy to
Oscar Folger, Esquire
Folger & Folger
521 Fifth Avenue, 24th floor
New York New York 10175
Facsimile 212-697-7833

ARTICLE 12
OTHER AND MISCELLANEOUS PROVISIONS.

12.1        Assignability; Binding Effect; No Third-Party Beneficiaries.  This Agreement shall not be assignable by Buyer or Seller except with the written consent of the other, except that Buyer may assign its rights hereunder to an affiliated entity of Buyer.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No parties other than Buyer and Seller shall have any rights by virtue of this Agreement.

12.2        Headings.  The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

12.3        Amendments; Waivers.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.4        Entire Agreement.  This Agreement, together with the Schedules and exhibits hereto and all other documents explicitly contemplated hereunder, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

12.5        Severability.  In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of the Agreement (and the remaining portion of any provisions held to be void or unenforceable in part only) shall continue in full force and effect.

12.6        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflicts of laws principles. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in Broward County, Florida for actions and proceedings instituted by Seller and in Westchester County, New York for actions and proceedings instituted by Buyer (the "Chosen Courts") and (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

12.7        Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

12.8        Expenses.  Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated. The Seller shall be responsible for the fees of its broker, Natures Equity, LLC.

12.9        Recitals and Introductory Paragraph.  The recitals and introductory paragraph contained on the first page hereof are hereby incorporated herein and made a part hereof.

In Witness Whereof, Seller and Buyer have caused this Asset Purchase Agreement to be executed on the date first above written.

BUYER:	SELLER:

Nature’s Products, Inc.	Nutrition 21, Inc.

By:	By:
Name:	Name:	Michael Zeher, Chief Executive Officer